Registration No. 333-237342

Filed Pursuant to Rule 433

Dated July 20, 2020

Member FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE Continued on next pageETN DetailsTicker FNGU FNGO FNGS GNAF FNGZ FNGDIntraday Indicative Note Value FNGUIV FNGOIV FNGSIV GNAFIV FNGZIV FNGDIVCUSIP 063679872 063679856 06368B504 063679831 063679849 063679666ISIN US0636798722 US0636798565 US06368B5049 US0636798318 US0636798490 US0636796668Daily Investor Fee 1 0.95% 0.95% 0.58% 0.95% 0.95% 0.95%Daily Financing/Interest Rate 2US Federal FundsEffective Rateplus 1.00%US Federal FundsEffective Rateplus 1.00%n/aUS Federal FundsEffective Rateminus 1.00%US Federal FundsEffective Rateminus 1.00%US Federal FundsEffective Rateminus 1.00%Leverage Factor +3X +2X +1X³ -1X -2X -3XLeverage Reset Frequency Daily Daily n/a Daily Daily DailyExchange NYSE Arca NYSE Arca NYSE Arca NYSE Arca NYSE Arca NYSE ArcaIssuer Bank of Montreal Bank of Montreal Bank of Montreal Bank of Montreal Bank of Montreal Bank of MontrealInitial Trade Date 1/22/2018 8/1/2018 11/12/2019 8/1/2018 8/1/2018 1/22/2018Maturity Date 1/8/2038 1/8/2038 1/8/2038 1/8/2038 1/8/2038 1/8/20381 The Daily Investor Fee is a per annum number that accrues on a daily basis.2 The Daily Financing & Interest Rates are per annum numbers that accrue on a daily basis. The Daily Financing Rate applies to Leveraged & Long Exposure notes and theDaily Interest Rate applies to Leveraged & Inverse Exposure notes.3 This ETN does not include leverage, but rather is designed to replicate the performance of the underlying index, minus the applicable fees.OverviewThe MicroSectors™ FANG+™ Index Exchange Traded Notes (the “ETNs”) are linked to theperformance of the NYSE FANG+™ Index. Each ETN offers investors a return based onchanges in the level of the NYSE FANG+™ Index, before taking into account fees. For theleveraged ETNs, each one has a specified leverage factor that is reset daily.This fact sheet relates to separate ETN offerings. Each issue of the ETNs is linked to one,and only one, ETN listed below.Each leveraged, inverse and leveraged inverse ETN seeks a return on the underlyingindex for a single day. Those ETNs are not “buy and hold” investments, and shouldnot be expected to provide its respective return of the underlying index’s cumulativereturn for periods greater than a day.What Is the NYSE FANG+™ IndexThe NYSE FANG+™ Index includes 10 highly liquid stocks (specified below) that represent a segment of the technology and consumer discretionary sectors consistingof highly-traded growth stocks of technology and tech-enabled companies. The index’s underlying composition is equally weighted across all stocks. While theperformance of indices weighted by market capitalization can be dominated by a few of the largest stocks, an equal-weighting allows for a more representativeportfolio. More information about the index can be found here https://www.theice.com/fangplus.What Is MicroSectors™MicroSectors™ provide concentrated exposure to investable market segments that heavily influence many investor portfolios. Developed as high-impact tradingand hedging instruments, MicroSectors™ ETNs are designed to give investors precise exposure to popular niches of the market. MicroSectors™ is a REX Sharesproduct. For more information, visit www.microsectors.com.Ticker Exchange Traded NoteFNGU MicroSectors™ FANG+™ Index 3X Leveraged ETNFNGO MicroSectors™ FANG+™ Index 2X Leveraged ETNFNGS MicroSectors™ FANG+™ ETNGNAF MicroSectors™ FANG+™ Index Inverse ETNFNGZ MicroSectors™ FANG+™ Index -2X Inverse Leveraged ETNFNGD MicroSectors™ FANG+™ Index -3X Inverse Leveraged ETNChoose Your Level of Exposure to the NYSE FANG+TM IndexLeveraged &Long ExposureFNGU FNGO FNGS GNAF FNGZ FNGD+3X +2X +1X -1X -2X -3X Leveraged &Inverse ExposureFANG+™ Index Family ofExchange Traded NotesMember FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE Continued on next pageFANG+™Hypothetical and Historical Index PerformanceSource: Bloomberg L.P. Data from 9/19/2014 to 6/30/20. Past performance does not guarantee future results. The NYSE FANG+™ Index, an equal-dollar weighted index, wascreated by ICE Data Indices, LLC in 2017 and was launched on 9/26/2017. Index data prior to that date is hypothetical and reflects the application of the index methodology inhindsight. The hypothetical data cannot completely account for the impact of financial risk in actual trading. Past historical or hypothetical data is not a guarantee of futureIndex performance. See “Use of Hypothetical Back-Tested Data” in this document.Hypothetical and Historical Performance (Total Return)*Ticker 1MO 3MO 6MO 9MO 1YR InceptionFNGU 23.52% 136.13% 57.02% 176.86% 159.95% 87.95%FNGO 16.08% 82.73% 53.55% 125.91% 120.58% 68.48%FNGS 8.22% 37.39% 31.95% - - 44.78%GNAF -8.60% -30.01% -32.94% -45.47% -46.19% -45.56%FNGZ -16.94% -52.31% -59.38% -73.30% -74.42% -75.88%FNGD -25.09% -68.55% -77.91% -88.34% -89.32% -95.12%NYFANGT 8.28% 37.58% 32.33% 61.78% 62.00% 317.22%S&P 500® Total Return IndexNASDAQ-100 Total Return IndexNYSE FANG+™ Total Return IndexQ4‘14Q1‘15Q2‘15Q3‘15Q4‘15Q1‘16Q2‘16Q3‘16Q4‘16Q1‘17Q3‘19Q2‘20Q1‘20Q4‘19Q2‘19Q1‘19Q4‘18Q3‘18Q2‘18Q1‘18Q2‘17Q3‘17Q4‘1750100150200250300350400450Index ConstituentsName Weight Name WeightFacebook (FB) 10% Alibaba (BABA) 10%Apple (AAPL) 10% Baidu (BIDU) 10%Amazon (AMZN) 10% NVIDIA (NVDA) 10%Netflix (NFLX) 10% Tesla (TSLA) 10%Alphabet (GOOGL) 10% Twitter (TWTR) 10%As of 6/22/20. Index weightings and constituents are subject to change.Index DetailsIndex Name NYSE FANG+™ IndexIndex Ticker NYFANGTLaunch Date 9/26/2017Rebalance Frequency QuarterlyWeighting EqualNumber of Constituents 10As of 6/30/20*Source: Bloomberg L.P. The NYSE FANG+™ Index was launched on 9/26/2017. The NYSE FANG+™ Index data prior to that date is hypothetical and reflects the application of the Indexmethodology in hindsight. The hypothetical data cannot completely account for the impact of financial risk in actual trading. Past historical or hypothetical data is not a guarantee offuture Index performance. See “Use of Hypothetical Back-Tested Data” in this document. Current performance may be higher or lower than performance data quoted. Inception data forthe index is from 9/19/2014. Historical data for each ETN is based on the percentage change of its closing Indicative Note Value for the applicable period. Call 877.369.5412 for currentmonth-end performance.Index Family ofExchange Traded NotesMember FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUECall Us 203-557-6201 Email Us info@rexshares.com Visit Us www.microsectors.comBank of Montreal, the issuer of the ETNs (“Bank of Montreal” or the “Issuer”), has filed a registration statement (including certain pricing supplements, a productsupplement (if applicable), prospectus supplement and prospectus) with the Securities and Exchange Commission (the “SEC”) about the offerings to which this documentrelates. Please read those documents and the other documents relating to these offerings that Bank of Montreal has filed with the SEC for more complete informationabout Bank of Montreal and these offerings. These documents may be obtained without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank ofMontreal, any agent or any dealer participating in these offerings will arrange to send the applicable pricing supplement, the prospectus supplement and the prospectusif so requested by calling toll-free at 1-877-369-5412.The ETNs are senior, unsecured debt obligations of Bank of Montreal and are subject to Bank of Montreal’s credit risk.Investment suitability must be determined individually for each investor, and the ETNs may not be suitable for all investors. This information is not intended to provideand should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own financial advisors as to these matters.The leveraged, inverse and leveraged inverse ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overalldiversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. You should proceed with extreme caution in considering aninvestment in the ETNs.The ETNs do not guarantee the return of your investment. If the Closing Indicative Note Value or the Intraday Indicative Value for the ETNs is equal to or less than $0at any time during an Exchange Business Day (each as defined in the applicable pricing supplement), you will lose all of your investment in the ETNs. Even if the IndexClosing Level has increased or decreased, as applicable, from the Initial Index Level, you may receive less than the principal amount of your ETNs upon a call, redemption,at maturity, or if you sell your ETNs, as described more in the applicable pricing supplement. Leverage, if applicable, increases the sensitivity of your ETNs to changes inthe level of the NYSE FANG+™ Index (the “Index”).The leveraged, inverse and leveraged inverse ETNs are not suitable for investors with longer-term investment objectives. In particular, those ETNs should be purchasedonly by sophisticated investors who do not intend to hold the ETNs as a buy and hold investment, who are willing to actively and continuously monitor their investmentand who understand the consequences of investing in and of seeking daily resetting investment results, which are leveraged as to some of the ETNs. Due to the effect ofcompounding, if the Indicative Note Value changes, any subsequent adverse change of the Index level will result in a larger dollar reduction from the Indicative Note Valuethan if the Indicative Note Value remained constant. The ETNs are subject to intraday purchase risk. The Indicative Note Value is reset daily, and the leverage or exposureof the ETNs during any given Exchange Business Day may be greater than or less than the amount indicated by the name of the ETN.The ETNs are subject to a call right, which may adversely affect the value of, or your ability to sell, your ETNs. The ETNs do not pay any interest, and you will not have anyownership rights in the Index constituents. The Index Closing Level used to calculate any payment on the ETNs may be different from the Index Closing Level at othertimes during the term of the ETNs. There are restrictions on your ability to request a redemption of the ETNs, and you will not know the amount due upon redemption atthe time you elect to request that the ETNs be redeemed. The Issuer may sell additional ETNs, but is under no obligation to do so.Market disruptions may adversely affect your return. Significant aspects of the tax treatment of the ETNs are uncertain.The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the ETNs in the secondary market. There isno assurance that your ETNs will be listed or continue to be listed on a securities exchange, and they may not have an active trading market. The value of the ETNs in thesecondary market may be influenced by many unpredictable factors.The Issuer or its affiliates may have economic interests that are adverse to those of the holders of the ETNs as a result of its business, hedging and trading activities, oras Calculation Agent of the ETNs (as defined in the applicable pricing supplement), and may have published research, expressed opinions or provided recommendationsthat are inconsistent with investing in or holding the ETNs, and may do so in the future.The Index has limited actual historical information. The Index Calculation Agent (as defined in the applicable pricing supplement) may adjust the Index in a way that mayaffect its level, and may, in its sole discretion, discontinue the public disclosure of the intraday Index value and the end-of-day closing value of the Index. The Index lacksdiversification and is vulnerable to fluctuations in the technology and consumer discretionary industries. A limited number of Index constituents may affect the IndexClosing Level, and the Index is not necessarily representative of the technology industry. The Index uses a proprietary selection methodology, which may not select theconstituent issuers in the same manner as would other index providers or market participants.Use of Hypothetical Back-Tested Data — The historical data of the Index shown herein is from September 26, 2017. Any Index data shown prior to that date is hypotheticaland a result of the application of the Index methodology to historical data, and has inherent limitations. The creation of hypothetical data necessarily involves assumptionsand cannot take into account the impact of financial risk in actual trading. Alternative modeling techniques or assumptions may produce different hypothetical back-testedinformation that might be more appropriate and that might differ significantly from the information presented herein. The hypothetical back-tested data herein shouldnot be considered indicative of actual results that might be obtained from an investment in a financial instrument referencing the Index. Historical and hypotheticalback-tested results are neither an indicator nor a guarantee of future Index performance or the return of the ETNs.Please see the “Risk Factors” section in the applicable pricing supplement. We urge you to consult your investment, legal, tax, accounting and other advisers before youinvest in the ETNs.MicroSectors™ and REX™ are registered trademarks of REX Shares, LLC (“REX”). The trademarks have been licensed for use for certain purposes by Bank of Montreal.The ETNs are not sponsored or sold by REX or any of its affiliates or third party licensors (collectively, “REX Index Parties”). REX Index Parties make no representationor warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNsparticularly or the ability of the Index to track general market performance. REX Index Parties’ only relationship to Bank of Montreal with respect to the Index is thelicensing of the Index and certain trademarks, service marks and/or trade names of REX Index Parties. REX Index Parties are not responsible for and have not participatedin the determination of the prices, and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by whichthe ETNs are to be converted into cash. REX Index Parties have no obligation or liability in connection with the administration, marketing or trading of the ETNs. Inclusionof a security within an index is not a recommendation by REX Index Parties to buy, sell, or hold such security, nor is it considered to be investment advice.The NYSE® FANG+™ Index is determined, composed and calculated by ICE Data Index Parties without regard to Bank of Montreal or the ETNs. ICE Data Index Parties haveno obligation to take the needs of Bank of Montreal or the owners of ETNs into consideration in determining, composing or calculating the NYSE® FANG+™ Index. REXIndex Parties and ICE Data Index Parties are not responsible for and have not participated in the determination of the prices, and amount of the ETNs or the timing of theissuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash. REX Index Parties and ICE Data IndexParties have no obligation or liability in connection with the administration, marketing or trading of the ETNs. There is no assurance that investment products based onthe NYSE® FANG+™ Index will accurately track index performance or provide positive investment returns. Inclusion of a security within an index is not a recommendationby REX Index Parties or ICE Data Index Parties to buy, sell, or hold such security, nor is it considered to be investment advice.FANG+™ Index Family ofExchange Traded Notes